EXHIBIT 99.1

        LONGVIEW FIBRE COMPANY ANNOUNCES ANNUAL MEETING DATE

LONGVIEW, Wash., July 9, 2003 -- Longview Fibre Company (NYSE: LFB) announced today that its annual meeting of shareholders will be held on Tuesday, March 2, 2004. The exact time and location of the annual meeting will be provided in the notice of the annual meeting to be sent to all shareholders. Historically, the company has held its annual meeting of shareholders in the month of January. Notice of any business that a shareholder desires to be brought before the annual meeting must be received at the company's executive offices on or before October 30, 2003. Any proposal that a shareholder seeks to include in the company's proxy statement for the annual meeting must also be received at the company's executive offices by October 30, 2003, in order to be considered for inclusion in the company's proxy statement.

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 570,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 17 converting plants in 12 states; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper, paperboard; dimension and specialty lumber; and paper bags. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web-site at www.longviewfibre.com.